Exhibit 99.1

For Immediate Release	Contact:

David Portnoy
Chairman and Co-Chief Executive Officer
Cryo-Cell International, Inc.
813-749-2100
dportnoy@cryo-cell.com

CORD BLOOD BANKING LEADER CRYO-CELL REPORTS

FISCAL SECOND QUARTER 2019 FINANCIAL RESULTS

OLDSMAR, FL – July 15, 2019 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, announced results for the fiscal second quarter ended May 31, 2019.

Financial Results

Revenue

Consolidated revenues for the second quarter of fiscal 2019 were $8.13 million, a 25% increase compared to $6.53 million for the second quarter of fiscal 2018. The revenues for the second quarter of fiscal 2019 consisted of $7.68 million in processing and storage fee revenue, $202,000 in licensee and royalty income, $12,000 in product revenue and $234,000 in public banking revenue compared to $6.30 million in processing and storage fee revenue, $203,000 in licensee and royalty income, $27,000 in product revenue and $0 in public banking revenue for the second quarter of fiscal 2018.

Net Income

The Company reported net income for the three months ended May 31, 2019 of $54,000, or $0.01 per basic and diluted share, compared to net income of $540,000, or $0.07 per basic and diluted share for the three months ended May 31, 2018. Net income for the three months ended May 31, 2019 resulted from a 25% increase in revenue offset by a 48% increase in cost of sales and a 3% increase in selling, general and administrative expenses. The increase in cost of sales is due in part to the 23% increase in new domestic cord blood specimens processed in the second quarter of fiscal 2019 versus the same period in 2018 as well as costs associated with public banking.

For the three months ended May 31, 2019, due to changes in sales trends and estimated recoverability of costs capitalized into inventory, there was an impairment to the value of public cord blood bank inventory purchased from Cord:Use in the amount of $2.33 million. For the three months ended May 31, 2019, the Company also recorded a $1.04 million decrease to the fair value of the contingent consideration liability from the potential earn out to which Cord:Use is entitled from the Company’s sale of the purchased public cord blood inventory.

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries have entrusted Cryo-Cell International with their baby’s cord blood and cord tissue stem cells. In addition to its family bank, Cryo-Cell International has a public banking program in partnership with Duke University. Cryo-Cell’s public bank has provided cord blood for more than 600 transplantations and operates cord blood donation sites across the U.S in prominent hospitals such as Cedars–Sinai Hospital in Los Angeles and Baptist Hospital in Miami. Cryo-Cell’s mission is to provide clients with state-of-the-art cord blood and cord tissue cryopreservation services, raise awareness of the opportunity for expectant parents to bank or donate their baby’s cord blood and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell was also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. In addition, Cryo-Cell is ISO 13485:2003–certified by TÜV, an internationally recognized, quality assessment organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.